UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
MICHELLE BRENNAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Politan Capital Management LP, a Delaware limited partnership, together with the other participants named herein (collectively, the “Participants”), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Masimo Corporation, a Delaware corporation (the “Company”).

On May 2, 2023, Politan Capital Management LP, together with its affiliates, issued the following press release:

Politan Nominates Two Candidates for Masimo Board

Nominees Michelle Brennan and Quentin Koffey Bring Relevant Industry Experience, a Focus on Profitable Growth and Shareholder Alignment to a Board in Need of Independent Oversight

Visit www.AdvanceMasimo.com for Additional Information

NEW YORK – May 2, 2023 – Politan Capital Management (together with its affiliates, “Politan”), a 9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today announced that it has nominated two candidates for election to the Masimo Board of Directors (the “Board”) at the upcoming 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which is currently scheduled for June 26, 2023.

Politan’s nominees are:

•         Michelle Brennan, a former senior executive at Johnson & Johnson (“J&J”) for more than 30 years, where she oversaw medical device businesses globally as well as consumer pharmaceutical businesses. At J&J, Michelle successfully scaled multiple businesses from inception to several billion in revenue and led efforts to invest in innovation that resulted in successful new product launches. Michelle is currently an independent director at Cardinal Health (NYSE: CAH) and recently served on the Board of Coupa Software (NASDAQ: COUP). If elected to the Masimo Board, Michelle would bring decades of successful experience reinvigorating profitable growth in the healthcare sector.

•         Quentin Koffey, Managing Partner and Chief Investment Officer of Politan. Quentin has an established track record of working constructively with boards and management teams to enhance shareholder value, including at companies such as Centene (NYSE: CNC), Lowe’s Companies (NYSE: LOW), Louisiana-Pacific (NYSE: LPX), Bunge (NYSE: BG), and Marathon Petroleum (NYSE: MPC). If elected to the Masimo Board, Quentin would bring a shareholder perspective as one of the Company’s largest owners, in addition to highly relevant corporate governance, capital allocation and finance experience.

Mr. Koffey stated:

“As a 9% owner of Masimo, Politan is fully aligned with the success of the Company and its ability to generate long-term value. We believe independent oversight is needed on the Board in order to fix the lack of confidence in Masimo’s governance that has led to a persistent valuation discount of over $4 billion. This is why Politan has nominated two ideally qualified director candidates for election at the 2023 Annual Meeting who are committed to representing the interests of all shareholders.

Over the past eight months, we have attempted to engage constructively with Masimo’s Board – but they have refused to even meet with us. Despite our track record of working privately with companies to fix strategic, operational and governance matters, Masimo’s Board has taken an extraordinarily aggressive and hostile approach to our engagement. The Board has enacted widely criticized and illegal bylaws, attempted to use litigation to force Politan to disclose commercially sensitive information and tried to contact and pressure Politan’s own investors. These actions are consistent with Masimo’s history of disregard for shareholders and further evidence of the need for change. Following the Company’s March 23rd announcement that it would adopt some long overdue governance changes, we again attempted to work constructively with the Company, only to find the same utter lack of interest in engagement.

Together, Michelle and I would bring a unique set of needed skills to the Masimo Board. She has deep expertise from decades spent in relevant roles at one of the most respected healthcare and consumer products companies in the world, in addition to experience as a public company director. I would add a true independent ownership perspective and my experience from dozens of collaborative engagements focused on improving capital allocation and corporate governance at companies across sectors. We both believe in the future of Masimo and that it has the opportunity for tremendous ongoing success. By electing us, shareholders will be adding to the Board independent, objective directors with the right skills and experience to help the Company maximize its potential for all its stakeholders.

We look forward to engaging with our fellow shareholders in the near future.”

For additional information, shareholders can visit www.AdvanceMasimo.com.

Full Biographies of Politan’s Nominees

Michelle Brennan is an accomplished healthcare executive with over 30 years of experience at Johnson & Johnson. Michelle most recently served as Global Value Creation Leader and a member of the Medical Device Executive Leadership Team. Prior to this, she held a variety of roles, including Company Group Chair of J&J’s Medical Device business in Europe, Middle East & Africa. Over her tenure, Michelle had P&L responsibility for a more than $5 billion medical device business operating across diverse business models and geographies. She also successfully scaled multiple businesses from inception to several billion in revenue and led efforts to invest in innovation as well as optimize the R&D process, which resulted in more effective and profitable product launches and more efficient spend. Michelle has broad operational experience across medical devices and consumer pharmaceuticals and is known for her expertise in strategy implementation, new product innovation, and business transformation.

Michelle is currently an independent director at Cardinal Health (NYSE: CAH) and is a member of the Audit and Human Resources & Compensation Committees. She recently served on the Board of Coupa Software (NASDAQ: COUP) as an independent director, where she was Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee, until the completion of Coupa’s acquisition by Thoma Bravo for $8 billion in February of 2023. Michelle holds a BA from the University of Kansas and has attended Executive MBA courses at the Wharton School of the University of Pennsylvania.

Quentin Koffey is the Managing Partner and Chief Investment Officer of Politan Capital, a top shareholder of Masimo Corporation. In this role, Quentin leads efforts to work actively with management teams, boards of directors, and shareholders of portfolio companies on strategic, operational, and corporate governance matters to unlock long-term value for shareholders. Prior to founding Politan, Quentin was a partner at Senator Investment Group LP, where he created and led its shareholder engagement efforts, and a Portfolio Manager for Strategic Investments at The D.E. Shaw Group, where he started and led the firm’s shareholder engagement strategy. Quentin also served as a Portfolio Manager at Elliott Management Corporation where he focused on active investments in public and private equity and credit.

Over his career, Quentin has established a track record of working constructively with boards and management teams to enhance shareholder value, including at companies such as Centene (NYSE: CNC), Lowe’s Companies (NYSE: LOW), Louisiana-Pacific (NYSE: LPX), Bunge (NYSE: BG), and Marathon Petroleum (NYSE: MPC). Quentin holds a BA from Yale College, a JD from Stanford Law School, and an MBA from Stanford Graduate School of Business.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Politan’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain Information Concerning the Participants

Politan Capital Management LP (“Politan Capital”) and the other Participants (as defined below) will file a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 2, 2023 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Politan Capital will mail the definitive proxy statement and accompanying BLUE universal proxy card to each stockholder entitled to vote at the 2023 Annual Meeting.

The participants in the proxy solicitation are Politan Capital, Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito and Michelle Brennan (collectively, the “Participants”).

As of the date hereof, (i) Politan Master Fund directly owns 4,712,518 shares of common stock, par value $0.001 per share, of Masimo (the “Common Stock”), and (ii) Politan Capital NY LLC is the direct and record owner of 1,000 shares of Common Stock.

Politan Capital, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,713,518 shares of Common Stock (the “Politan Shares”) and, therefore, Politan Capital may be deemed to be the beneficial owner of all of the Politan Shares. The Politan Shares collectively represent approximately 9.0% of the outstanding shares of Common Stock based on 52,601,943 shares of Common Stock outstanding as of January 28, 2023, as reported in Masimo’s Annual Report on Form 10-K filed on March 1, 2023. As the general partner of Politan Capital, Politan Capital Management GP LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Management GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. As the general partner of the Politan Funds, Politan Capital Partners GP LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Partners GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. By virtue of Mr. Koffey’s position as the managing partner and chief investment officer of Politan and as the managing member of Politan Capital Management GP LLC and Politan Capital Partners GP LLC, Mr. Koffey may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Mr. Koffey may be deemed to be the beneficial owner of all of the Politan Shares. As of the date hereof, none of Mr. Hall, Mr. Kapito or Ms. Brennan own beneficially or of record any shares of Common Stock.

Important Information and Where to Find It

POLITAN CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON WWW.ADVANCEMASIMO.COM AND THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (866) 620-9554).

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com